Exhibit 99.1

Google CEO Dr. Eric Schmidt Joins Apple’s Board of Directors

CUPERTINO, California—August 29, 2006 —Apple® today announced that Dr. Eric Schmidt, chief executive officer of Google, was elected to Apple’s board of directors at their meeting today. Eric also sits on Google’s board of directors and Princeton University’s board of trustees.

“Eric is obviously doing a terrific job as CEO of Google, and we look forward to his contributions as a member of Apple’s board of directors,” said Steve Jobs, Apple’s CEO. “Like Apple, Google is very focused on innovation and we think Eric’s insights and experience will be very valuable in helping to guide Apple in the years ahead.”

“Apple is one of the companies in the world that I most admire,” said Eric Schmidt. “I’m really looking forward to working with Steve and Apple’s board to help with all of the amazing things Apple is doing.”

Eric Schmidt joined Google from Novell, where he was chairman and CEO. At Google, Eric shares responsibility for Google’s day-to-day operations, and is focused on building the corporate infrastructure needed to maintain Google’s rapid growth while ensuring that quality remains high and product development times are kept to a minimum. Eric’s 20 years of experience as an Internet strategist, entrepreneur and technologist give him a well-seasoned perspective which perfectly complements Google’s needs as a young and rapidly growing company with a unique corporate culture.

Prior to joining Novell, Eric was chief technology officer at Sun Microsystems, Inc., where he led the development of Java, Sun’s platform-independent programming technology, and defined Sun’s Internet software strategy. Before joining Sun in 1983, he was a member of the research staff at the Computer Science Lab at Xerox Palo Alto Research Center (PARC), and held positions at Bell Laboratories and Zilog. Eric has a bachelor of science degree in electrical engineering from Princeton University, and a master’s and Ph.D. in computer science from the University of California-Berkeley. In 2006, Eric was elected to the National Academy of Engineering, which recognized his work on “the development of strategies for the world’s most successful Internet search engine company.”

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Today, Apple continues to lead the industry in innovation with its award-winning desktop and notebook computers, OS X operating system, and iLife and professional applications. Apple is also spearheading the digital music revolution with its iPod portable music players and iTunes online music store.

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Steve Dowling

Apple

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